FROM:          COMSAT Corporation
               6560 Rock Spring Drive
               Bethesda, MD 20817
PHONE:         301 214 3442
FAX:           301 214 7130
DATE:          October 20, 1997


For Immediate Release


              COMSAT CORPORATION REPORTS THIRD QUARTER RESULTS

           -- Declares Quarterly Dividend of 5 Cents Per Share --

BETHESDA, Md. -- COMSAT Corporation (NYSE:CQ) today reported income from continuing operations for the quarter ended September 30, 1997 of $9.4 million, or 19 cents per share, versus $8.2 million, or 16 cents per share, in the same period last year. Year-to-date income from continuing operations was $26.6 million, or 53 cents per share, compared with $27.7 million, or 56 cents per share, in the first nine months of 1996. Third-quarter 1997 and 1996 results in continuing operations, respectively, included an after-tax gain of $4.2 million related to a real estate sale in Clarksburg, Md. and $3.5 million from a licensing agreement that resolved patent infringement disputes.
     COMSAT's board of directors declared a regular quarterly dividend of 5 cents per share, payable December 8, 1997, to shareholders of record November 14, 1997.
     On a consolidated basis, COMSAT's results include the discontinued operations of COMSAT RSI, a manufacturing subsidiary that the corporation intends to sell. For the third quarter, COMSAT reported a consolidated net loss of $20.8 million, or 41 cents per share, compared with net income of $5.0 million, or 10 cents per share, in the same period a year ago. The third quarter results include a charge of $30.2 million, or 60 cents per share, after tax, on discontinued operations primarily attributable to losses now anticipated on the separate disposition of JEFA Wireless Systems, a subsidiary of COMSAT RSI, as well as adjustments in the estimated cost to complete certain long-term contracts in COMSAT RSI.
     The consolidated, year-to-date net loss was $36.4 million, or 73 cents per share, compared to net income of $20.1 million, or 41 cents per share, in the same period last year. Year-to-date results also include losses of Ascent Entertainment Group, Inc., which was spun off to COMSAT shareholders in June 1997.

                                 -- more --

3rd Quarter 1997 - Page 2

     "The planned sale of COMSAT RSI and disposition of JEFA's assets represent the last major elements of the corporation's restructuring, and our goal is to have both actions completed by the end of the year." said Betty C. Alewine, president and chief executive officer of COMSAT Corporation.
     "COMSAT's core businesses are strong, but operating results are expected to continue to be constrained in the near term predominantly due to the effects of regulation on satellite service operations," said Alewine. "We remain optimistic that the Federal Communications Commission will act favorably on the company's petition to have outdated rate-of-return and structural separation restrictions lifted. The removal of these restrictions will enable COMSAT to compete more effectively and take greater advantage of growth opportunities in satellite-delivered services.
     "We are pleased with the pace of revenue growth in our younger network services businesses," Alewine continued, "as COMSAT International expands its customer base for advanced corporate networks in rapidly growing markets around the world, and COMSAT Laboratories continues to build its technical consulting and communications products operations."
     A detailed description of COMSAT's financial performance during the third quarter and first nine months of 1997 is contained in the attached highlights.
     Some of the statements in this news release, particularly those on the sale of COMSAT RSI and JEFA Wireless Systems, are forward looking and relate to anticipated future operating results. Forward-looking statements are based on COMSAT management's current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual results will not differ materially from anticipated results. The timetable and estimated proceeds for the sale of COMSAT RSI and JEFA Wireless Systems have been and may continue to be affected by factors, such as the completion of due diligence by prospective buyers and negotiations of definitive agreements, which are not wholly within COMSAT's control. Readers should refer to COMSAT's disclosure documents filed with the Securities and Exchange Commission, including the corporation's 1996 Form 10-K and the Form 10-Q for the first and second quarters of 1997 for specific details on some of the factors that may affect operating results.
     COMSAT Corporation is a global provider of satellite services and digital networking services and technology.

                                   # # #

CONTACTS: Janet Dewar    Vice President, Corporate Affairs     (301) 214-3442
          Gary Sharpe    Director, Investor Relations          (301) 214-3244

October 20, 1997
COMSAT Corporation
Financial Highlights
Third Quarter 1997


SUMMARY

During the second quarter of 1997, the corporation placed both Ascent Entertainment Group and COMSAT RSI in discontinued operations. The attached consolidated income statements (unaudited) and condensed balance sheets (unaudited) have been restated to conform with discontinued operations presentation.

As disclosed in COMSAT's June 1997 Form 10-Q, the corporation expects to sell COMSAT RSI in at least two pieces. One of those pieces is JEFA Wireless Systems. The timing and estimated proceeds of those sales could be adversely affected by factors that are not wholly within the corporation's control, such as completion of due diligence by prospective purchasers and negotiation of definitive agreements on mutually acceptable terms. The corporation's objective is to complete the sales of COMSAT RSI and JEFA by the end of 1997. Due primarily to losses now anticipated on the separate disposition of JEFA assets, the corporation recorded a charge in discontinued operations in the third quarter of $30.2 million, or 60 cents per share. The third-quarter charge also includes adjustments related to certain COMSAT RSI long-term contracts.

Consolidated revenues from continuing operations in the third quarter were $147.1 million, up 3% from the same period of 1996. Revenues from continuing operations in the nine months ended September 30, 1997 increased 4% to $422.2 million, compared with the first nine months of 1996. Third-quarter revenues from fixed and mobile Satellite Services were up 2%, and 1996 revenues from Network Services increased 14%, compared with the third quarter of 1996.

The consolidated net loss for the quarter was $20.8 million, or 41 cents per share, compared with net income of $5.0 million, or 10 cents per share, in the same period a year ago. Through the first nine months of 1997, the consolidated net loss was $36.4 million, or 73 cents per share, versus net income of $20.1 million, or 41 cents per share, in the same period last year. The 1997 year-to-date net loss includes an extraordinary loss for early extinguishment of debt of $3.9 million, or 8 cents per share, as well as losses of Ascent Entertainment Group, Inc., which was spun off to COMSAT shareholders in June.

Income from continuing operations in the quarter was $9.4 million, or 19 cents per share, versus $8.2 million, or 16 cents per share, in the same period last year. Results for the quarter include a gain of $4.2 million, or 9 cents per share, from a real estate sale. The 1996 quarter results include after-tax income of $3.5 million, or 7 cents per share, from a licensing agreement that resolved patent-infringement disputes. Year-to-date income from continuing operations was $26.6 million, or 53 cents per share, compared with $27.7 million, or 56 cents per share, in the first nine months of 1996.

SATELLITE SERVICES

WORLD SYSTEMS (CWS) revenues were down slightly in the third quarter to $66.0 million and essentially unchanged year-to-date at $199.3 million, compared to the same periods in 1996. Increased revenues from growing demand for high-speed data and Internet services largely offset a decline in full-time voice revenues and lower fiber-optic cable restoration revenues in the quarter. Division earnings before interest, taxes, depreciation and amortization (EBITDA) decreased slightly in the quarter to $46.9 million and increased 5% year-to-date to $149.8 million, compared with the respective periods last year. EBITDA margins were 71% and 75%, respectively, versus about 71% for both periods in 1996. World Systems operating income was down 8% in the quarter to $22.3 million and up 5% for the nine months to $77.6 million, compared with the same periods of 1996. Federal Communications Commission regulations limit the amount that World Systems can earn. During the second quarter of 1997, division operating income was increased by the recovery of litigation costs. Accordingly, third-quarter results are lower.

MOBILE COMMUNICATIONS (CMC) revenues were up 8% in the quarter to $41.6 million and down 4% year-to-date to $115.3 million from the same periods in 1996. Division EBITDA was up 13% in the quarter and down 7% year-to-date to $21.6 million and $60.0 million, respectively. EBITDA margins were approximately 52% for both periods, versus 50% and 54% in the respective periods of 1996. Mobile operating income was $6.8 million in the quarter and $17.7 million for the nine months, versus $7.3 million and $32.6 million, respectively, last year. The division's lower 1997 operating income stems from lower revenues, increased depreciation expense associated with three Inmarsat-3 satellites placed in service during 1996 and early 1997, and increased costs related to Planet 1(SM) service which was launched in January 1997. The unfavorable year-to-date revenue and operating income comparisons reflect the division's slightly higher market share and service revenues in 1996. The division's performance declined throughout 1996 due to increasing competition, but has stabilized in 1997.

NETWORK SERVICES

COMSAT INTERNATIONAL (CI) provides corporate data networking services to approximately 650 customers from more than 5,000 points in developing countries. Revenues increased 61% in the quarter and 57% year-to-date to $25.1 million and $62.5 million, respectively, compared with the same periods in 1996. Revenue increases were driven primarily by advances in CI operations in Argentina, Brazil, Colombia and Venezuela. Revenues increased in all international operating regions. Division EBITDA was $3.0 million in the quarter and $7.8 million for the nine months, compared with break-even and negative levels in the respective periods last year. EBITDA margins for the 1997 periods were 12% and 13%, respectively. CI operating losses in the quarter and year-to-date were $3.9 million and $10.5 million, versus losses of $3.6 million and $12.1 million in the same periods of 1996. The division's contracted revenue backlog at September 30, 1997 was $287 million, up 30% from the backlog at year end 1996.

                            COMSAT INTERNATIONAL
                OPERATING COMPANIES INFORMATION (UNAUDITED)
                               (In millions)


                                                        1997               1996
                                                  ---------------    ---------------
                                                  QTR 3      YTD     QTR 3      YTD
                                                  -----     ------   -----     ------
REVENUES

Existing companies
     Americas                                     $20.9     $51.5    $13.1     $32.4
     Europe                                         2.0       5.9      1.8       5.6
                                                  ----------------   ----------------
Total existing companies                           22.9      57.4     14.9      38.0

New companies                                       2.2       5.1      0.7       1.8

Total revenues                                    $25.1     $62.5    $15.6     $39.8
                                                  ----------------   ----------------

                                                        1997               1996
                                                  ----------------   ----------------
                                                  QTR 3      YTD     QTR 3      YTD
                                                  -----     ------   -----     ------
EBITDA

Existing companies
     Americas                                     $ 6.4     $18.4    $ 4.6     $11.2
     Europe                                         0.7       0.3     (0.8)     (4.1)
                                                  ----------------   ----------------
Total existing companies                            7.1      18.7      3.8       7.1

New companies                                      (1.3)     (3.6)    (1.7)     (2.8)
                                                  ----------------   ----------------

EBITDA before CI Corporate                          5.8      15.1      2.1       4.3
CI Corporate                                       (2.8)     (7.3)    (1.7)     (6.4)
                                                  ----------------   ----------------

TOTAL EBITDA                                      $ 3.0     $ 7.8    $ 0.4     $(2.1)
                                                  ----------------   ----------------

NOTES:

1 Existing companies in Americas include Argentina (100%), Bolivia (100%), Brazil (100%), and Guatemala (100%). Existing companies in Europe include BelCom (100%) and Turkey IBS (85%). Numbers in parenthesis indicate COMSAT ownership.
2 New companies include Colombia (100%), Peru (65%), Venezuela (100%), Turkey VSAT (51%) and China (55%) and Mexico (100%).
3 CI's share of India revenue not consolidated for accounting purposes is $0.7, $1.3 for 3Q and YTD 1996 and $0.5, $1.2 for 3Q and YTD 1997,
     respectively.
4 EBITDA (earnings before interest, income taxes, depreciation, and amortization) is calculated by adding depreciation and amortization and operating income (loss).

COMSAT LABORATORIES. Excluding $7.8 million of revenues in the third quarter of 1996 from an agreement resolving patent-infringement disputes, revenues were up 35% in the quarter and 60% for the nine months to $8.9 million and $26.8 million, compared with the respective periods of 1996. The increases were primarily driven by technical consulting revenues. Excluding the 1996 income from the agreement resolving the patent-infringement disputes, Labs operating losses in both periods were essentially unchanged. Division results now include the operating results of the corporation's spacecraft construction monitoring business, previously reported in COMSAT RSI. Laboratories external revenue backlog at September 30 increased 19% from year-end 1996 levels to $25.4 million.

GOVERNMENT PROGRAMS posted a small operating loss in the quarter on revenues of $15.6 million, versus operating income of $1.4 million on revenues  of $13.5  million  in the same  period  last  year.  Year-to-date operating income declined 85% to $500,000, despite a 27% increase in revenues to $45.2 million. Division EBITDA for the nine months was $900,000, down 77% from the same period in 1996. The division's 1997 year-to-date results reflect the decommissioning of a Marisat satellite used by the U.S. Navy in 1996 and a decline in Bosnia-related traffic.

DISCONTINUED OPERATIONS
COMSAT discontinued operations are comprised of the results of Ascent Entertainment Group (NASDAQ:GOAL) and COMSAT RSI (CRSI). Through June 27, 1997, COMSAT owned 80.67%, or 24 million shares, of Ascent. COMSAT's Ascent shares were spun off to COMSAT shareholders as a special, tax-free dividend. It is the corporation's objective to sell CRSI and dispose of JEFA Wireless Systems by the end of 1997. Both transactions are major components of COMSAT's previously announced strategic restructuring plan.


COMSAT CONSOLIDATED

GENERAL &  ADMINISTRATIVE  expenses from  continuing  operations  were $5.4 million in the third quarter, down from $5.8 million in the same quarter of 1996. For the nine months, G&A expenses totaled $18.0 million, down from $18.5 million in the same period last year.

RESEARCH & DEVELOPMENT expenses for the nine months totaled $6.2 million, versus $7.6 million in the same period last year.

INTEREST AND OTHER INCOME/EXPENSE for the nine months was income of $6.3 million, compared with a net expense of $10.5 million in the same period last year. The improvement stems primarily from increased interest income, the impact of the sale of an equity investment and a gain from the sale of real estate.

INTEREST EXPENSE, NET OF AMOUNTS CAPITALIZED for the nine months was $31.0 million, up $5.3 million from the same period last year. The increase stems from reduced interest capitalized due to the completion of several satellite projects.

INCOME TAX EXPENSE for the nine months  totaled  $14.5  million,  down from
     $23.8 million in the same period last year. The income-tax expense reflects a lower effective tax rate due to a decrease in non-deductible losses.

MINORITY INTEREST IN NET LOSSES OF CONSOLIDATED SUBSIDIARIES primarily reflects increased ownership of CI operations in Russia.

EXTRAORDINARY LOSS FROM EARLY EXTINGUISHMENT OF DEBT, NET OF TAX represents year-to-date costs incurred from the corporation's repurchase in the first half of 1997 of $89.5 million of its 8.125% notes and $10 million of its 7.7% medium- term notes.

WEIGHTED AVERAGE SHARES OUTSTANDING at the end of the nine months were 50.0 million, up about 1 million from the end of the same period last year.


CASH AND LIQUIDITY

CASH AND CASH EQUIVALENTS totaled $7 million at the end of the nine months, compared with $8 million at the end of 1996.

SHORT-TERM BORROWINGS and current maturities of long-term debt totaled $146 million at the end of the third quarter, compared with $32 million at year-end 1996. The increase is due largely to the corporation's use of commercial paper to retire a portion of its 8.125% notes.

LONG-TERM DEBT declined by $110 million to $469 million due to the retirement of the 8.125% notes and a smaller share of INTELSAT debt as a result of a reduction of COMSAT World Systems' ownership of INTELSAT from 19.1% to 18.0% in March 1997.

                             COMSAT CORPORATION
                    CONDENSED BALANCE SHEETS (UNAUDITED)
                               (In millions)


                                                                                    September 30,         December 31,
                                                                                         1997                  1996
                                                                                    -------------         ------------

CURRENT ASSETS:

     Receivables                                                                       $167.6                $132.6
     Other current assets                                                                29.2                  26.1
     Net assets of discontinued operations                                              162.6                 386.5
                                                                                    -------------         -------------
     Total current assets                                                               359.4                 545.2
                                                                                    -------------         -------------

PROPERTY, NET                                                                         1,346.3               1,323.0

OTHER ASSETS                                                                            202.6                 236.1
                                                                                    -------------         -------------

     TOTAL ASSETS                                                                    $1,908.3              $2,104.3
                                                                                    =============         =============

CURRENT LIABILITIES:

     Short-term borrowings                                                             $146.0                 $31.8
     Other current liabilities                                                          133.6                 131.2
                                                                                    -------------         -------------
     Total current liabilities                                                          279.6                 163.0
                                                                                    -------------         -------------

LONG-TERM DEBT                                                                          468.7                 578.4

OTHER NONCURRENT LIABILITIES                                                            348.4                 316.8

MINORITY INTEREST                                                                       205.1                 204.3

STOCKHOLDERS' EQUITY                                                                    606.5                 841.8
                                                                                    -------------         -------------

     TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                        $1,908.3              $2,104.3
                                                                                    =============         =============

NOTE:
The condensed consolidated balance sheets have been restated to reflect Ascent Entertainment Group and substantially all of the assets of COMSAT RSI as discontinued operations as of June 30, 1997.



                                             --more-

                             COMSAT CORPORATION
            CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
                  (In millions, except per share amounts)


                                                              For the Quarters Ended               For the Nine Months Ended
                                                                   September 30,                          September 30,
                                                            ------------------------               -------------------------
                                                              1997            1996                   199              1996
                                                            --------        --------               --------         --------

REVENUES                                                     $147.1          $143.1                 $422.2           $407.7
                                                            --------        --------               --------         --------

Operating expenses:
     Cost of services                                          74.5            63.6                  198.3            183.9
     Depreciation and amortization                             47.2            40.0                  135.5            113.2
     Research and development                                   2.4             2.8                    6.2              7.6
     General and administrative                                 5.4             5.8                   18.0             18.5
                                                            --------        --------               --------         --------
     Total operating expenses                                 129.5           112.2                  358.0            323.2
                                                            --------        --------               --------         --------

OPERATING INCOME                                               17.6            30.9                   64.2             84.5

Interest and other income (expense), net                        6.6            (3.2)                   6.3            (10.5)
Interest expense, net of amounts capitalized                  (11.2)          (10.1)                 (31.0)           (25.7)
                                                            --------        --------               --------         --------

Income from continuing operations before taxes,
     minority interest and extraordinary item                  13.0            17.6                   39.5             48.3

Income tax expense                                             (4.2)          (10.3)                 (14.5)           (23.8)

Minority interest in net losses of consolidated
     subsidiaries                                               0.6             0.9                    1.6              3.2
                                                            --------        --------               --------         --------

INCOME FROM CONTINUING OPERATIONS BEFORE
     EXTRAORDINARY ITEM                                         9.4             8.2                   26.6             27.7

Loss from discontinued operations (net of tax)                (30.2)           (3.2)                 (59.1)            (7.6)
                                                            --------        --------               --------         --------

Income (loss) before extraordinary item                       (20.8)            5.0                  (32.5)            20.1

Extraordinary loss from early extinguishment of
     debt (net of tax)                                            -               -                   (3.9)               -
                                                            --------        --------               --------         --------

NET INCOME (LOSS)                                            $(20.8)           $5.0                 $(36.4)           $20.1
                                                            ========        ========               ========         ========
EARNINGS (LOSS) PER SHARE
     Continuing operations                                    $0.19           $0.16                  $0.53            $0.56
     Discontinued operations                                  (0.60)          (0.06)                 (1.18)           (0.15)
     Extraordinary loss                                           -               -                  (0.08)               -
                                                            --------        --------               --------         --------
     Net income (loss)                                       $(0.41)          $0.10                 $(0.73)           $0.41
                                                            ========        ========               ========         ========

Average shares                                                 50.6            49.1                   50.0             49.0


Note:
The condensed consolidated income statements have been restated to reflect Ascent Entertainment Group and substantially all of the operations of COMSAT RSI as discontinued operations as of June 30, 1997.


                                  --more--

                             COMSAT CORPORATION
             OPERATING RESULTS BY BUSINESS SEGMENT (UNAUDITED)
                               (In millions)



                                                1997                              1996
                                     -------------------------------    ---------------------------------------
                                      QTR 1   QTR 2   QTR 3   TOTAL      QTR 1   QTR 2   QTR 3   QTR 4   TOTAL
                                     ------- ------- ------- -------    ------- ------- ------- ------- -------
REVENUES

Satellite Services
     World Systems                   $ 66.8  $ 66.5  $ 66.0  $ 199.3    $ 65.6  $ 67.5  $ 67.1  $ 72.8  $273.0
     Mobile Communications             35.2    38.5    41.6    115.3      42.6    39.3    38.4    34.9   155.2
                                     ------- ------- ------- --------   ------- ------- ------- ------- -------
Total Satellite Services              102.0   105.0   107.6    314.6     108.2   106.8   105.5   107.7   428.2

Network Services
     International                     16.4    21.0    25.1     62.5      11.9    12.3    15.6    18.3    58.1
     Laboratories                       8.1     9.8     8.9     26.8       5.1     5.0    14.4     7.8    32.3
     Government Programs               14.7    14.9    15.6     45.2       8.9    13.2    13.5    15.5    51.1
                                     ------- ------- ------- --------   ------- ------- ------- ------- -------
Total Network Services                 39.2    45.7    49.6    134.5      25.9    30.5    43.5    41.6   141.5

Eliminations and other                 (7.4)   (9.4)  (10.1)   (26.9)     (3.6)   (3.2)   (5.9)   (7.2)  (19.9)
                                     ------- ------- ------- --------   ------- ------- ------- ------- -------

TOTAL REVENUES                       $133.8  $141.3  $147.1   $422.2    $130.5  $134.1  $143.1  $142.1  $549.8
                                     ======= ======= ======= ========   ======= ======= ======= ======= =======


                                                1997                              1996
                                     -------------------------------    ---------------------------------------
                                      QTR 1   QTR 2   QTR 3   TOTAL      QTR 1   QTR 2   QTR 3   QTR 4   TOTAL
                                     ------- ------- ------- -------    ------- ------- ------- ------- -------

OPERATING INCOME (LOSS)

Satellite Services
     World Systems                    $28.1  $27.2    $22.3   $77.6      $25.6   $24.1   $24.4   $30.5  $104.6
     Mobile Communications              5.5    5.4      6.8    17.7       13.9    11.4     7.3    (0.7)   31.9
                                     ------- ------  ------- -------    ------- ------- ------- ------- -------
Total Satellite Services               33.6   32.6     29.1    95.3       39.5    35.5    31.7    29.8   136.5

Network Services
     International                     (4.5)  (2.1)    (3.9)  (10.5)      (3.9)   (4.6)   (3.6)   (5.2)  (17.3)
     Laboratories                      (0.1)  (0.2)    (1.0)   (1.3)      (1.0)   (0.9)    8.4     0.6     7.1
     Government Programs                0.3    0.5     (0.3)    0.5        0.6     1.5     1.4     1.6     5.1
                                     ------- ------  ------- -------    ------- ------- ------- ------- -------
Total Network Services                 (4.3)  (1.8)    (5.2)  (11.3)      (4.3)   (4.0)    6.2    (3.0)   (5.1)
                                     ------- ------  ------- -------    ------- ------- ------- ------- -------

Total segment operating income         29.3   30.8     23.9    84.0       35.2    31.5    37.9    26.8   131.4

General and administrative expenses    (5.8)  (6.8)    (5.4)  (18.0)      (7.1)   (5.5)   (5.8)   (5.5)  (23.9)

Other                                  (0.3)  (0.6)    (0.9)   (1.8)      (0.7)    0.2    (1.2)    1.4    (0.3)
                                     ------- ------  ------- -------    ------- ------- ------- ------- -------

Total operating income                $23.2  $23.4    $17.6   $64.2      $27.4   $26.2   $30.9   $22.7  $107.2
                                     ======= ======  ======= =======    ======= =======  ====== ======= =======


                             COMSAT CORPORATION
             OPERATING RESULTS BY BUSINESS SEGMENT (UNAUDITED)
                               (In millions)




                                                1997                              1996
                                     -------------------------------    ----------------------------------------
                                      QTR 1   QTR 2   QTR 3   TOTAL      QTR 1   QTR 2   QTR 3   QTR 4    TOTAL
                                     ------- ------- ------- -------    ------- ------- ------- -------  -------

DEPRECIATION AND AMORTIZATION

Satellite Services
     World Systems                    $23.8  $23.8    $24.6   $72.2      $21.8   $22.9   $23.4   $23.6   $91.7
     Mobile Communications             13.3   14.2     14.8    42.3        9.7    11.0    11.7    12.8    45.2
                                     ------- ------  ------- -------    ------- ------- ------- -------  ------
Total Satellite Services               37.1   38.0     39.4   114.5       31.5    33.9    35.1    36.4   136.9

Network Services
     International                      5.5    5.9      6.9    18.3        2.9     3.1     4.0     4.8    14.8
     Laboratories                       0.2    0.3      0.2     0.7        0.2     0.3     0.2     0.3     1.0
     Government Programs                0.1    0.1      0.2     0.4        0.2     0.1     0.1     0.1     0.5
                                     ------- ------  ------- -------    ------- ------- ------- -------  ------
Total Network Services                  5.8    6.3      7.3    19.4        3.3     3.5     4.3     5.2    16.3

Other                                   0.5    0.6      0.5     1.6        0.5     0.5     0.6     0.5     2.1
                                     ------- ------  ------- -------    ------- ------- ------- -------  ------

TOTAL DEPRECIATION AND AMORTIZATION   $43.4  $44.9    $47.2  $135.5      $35.3   $37.9   $40.0   $42.1   $155.3
                                     ======= ======  ======= =======    ======= ======= ======= ======== =======


                                                1997                              1996
                                     -------------------------------    ----------------------------------------
                                      QTR 1   QTR 2   QTR 3   TOTAL      QTR 1   QTR 2   QTR 3   QTR 4    TOTAL
                                     ------- ------- ------- -------    ------- ------- ------- -------  -------

EBITDA

Satellite Services
     World Systems                    $51.9  $51.0    $46.9  $149.8      $47.4   $47.0   $47.8   $54.1   $196.3
     Mobile Communications             18.8   19.6     21.6    60.0       23.6    22.4    19.0    12.1     77.1
                                     ------- ------  ------- -------    ------- ------- ------- -------  -------
Total Satellite Services               70.7   70.6     68.5   209.8       71.0    69.4    66.8    66.2    273.4

Network Services
     International                      1.0    3.8      3.0     7.8       (1.0)   (1.5)    0.4    (0.4)    (2.5)
     Laboratories                       0.1    0.1     (0.8)   (0.6)      (0.8)   (0.6)    8.6     0.9      8.1
     Government Programs                0.4    0.6     (0.1)    0.9        0.8     1.6     1.5     1.7      5.6
                                     ------- ------  ------- -------    ------- ------- ------- -------  -------
Total Network Services                  1.5    4.5      2.1     8.1       (1.0)   (0.5)   10.5     2.2     11.2
                                     ------- ------  ------- -------    ------- ------- ------- -------  -------

Other                                  (5.6)  (6.8)    (5.8)  (18.2)      (7.3)   (4.8)   (6.4)   (3.6)   (22.1)
                                     ------- ------  ------- -------    ------- ------- ------- -------  -------
Total EBITDA                          $66.6  $68.3    $64.8  $199.7      $62.7   $64.1   $70.9   $64.8   $262.5
                                     ======= ======  ======= =======    ======= ======= ======= =======  =======


Note:
EBITDA (earnings before interest, income taxes, depreciation and amortization) is Calculated by adding depreciation and amortization and operating income (loss). Other includes G&A expenses and Other from the Operating income (loss) section.